                                                                     EXHIBIT 4.6

                                                              September __, 1996

Transportation Manufacturing Operations, Inc.
Dial Tower
1850 North Central Avenue
Phoenix, Arizona 85004

          Re: 9.02% Senior Notes due 2002

Gentlemen:


          Reference is made to the Note Agreement (the "Agreement"), dated as of November 15, 1994, among Transportation Manufacturing Operations, Inc. (the "Company"), the undersigned and the other persons named on Schedule A thereto (together with the undersigned, the "Purchasers"), pursuant to which the Company issued and sold, and the Purchasers purchased, the Company's 9.02% Senior Notes due November 15, 2002 in the original principal amount of $125,000,000. Unless otherwise defined herein, capitalized terms used herein which are defined in the Agreement shall have the meanings as given in the Agreement.

          Pursuant to paragraph 11C of the Agreement and the request of the Company, and subject to the satisfaction of the conditions set forth in Section 4 below, the undersigned and the Company agree as follows:

          1. CONSENT. Notwithstanding paragraph 6C(9)(ii) of the Agreement, the undersigned consent to the payment by the Company of a dividend in cash of up to $30,000,000 to MCII, provided, that (a) the payment of such dividend is permitted by clauses (i) and (iii) of paragraph 6C(9) of the Agreement, (b) such dividend is paid on or before March 31, 1997 and (c) immediately upon receipt of such payment, MCII pays a dividend to Grupo Dina in the same amount as the dividend payment made by the Company to MCII.

          2.  AMENDMENTS TO AGREEMENT.

          2.1. Paragraph 5A is amended by adding the following as new clauses
(iii) and (iv) and by renumbering the existing clauses (iii), (iv), (v) and (vi) as (v), (vi), (vii) and (viii), respectively:

                    (iii) as soon as available and in any event within 60 days after the end of each fiscal quarter (beginning with the fiscal quarter ending September 30, 1996), the consolidated balance sheet for Grupo Dina and its consolidated subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and cash flows of Grupo Dina and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, provided, that so long as Grupo Dina is a foreign private issuer complying with reporting requirements under the Exchange Act, the foregoing requirement shall be satisfied by delivery of Grupo Dina's quarterly report for such fiscal quarter on Form 6K thereunder;

                    (iv) as soon as available and in any event within 120 days after the end of each fiscal year, the consolidated balance sheet of Grupo Dina and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders, equity and cash flows of Grupo Dina and its consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, provided, that so long as Grupo Dina is a foreign private issuer complying with reporting requirements under the Exchange Act, the foregoing requirement shall be satisfied by delivery of Grupo Dina's annual report for such fiscal year on Form 20F thereunder, and in the case of such consolidated financial statements of Grupo Dina, reports thereon of Arthur Anderson LLP or other independent auditors of recognized national standing selected by Grupo Dina, which reports shall be unqualified and shall not include any reference to doubts about the ability of Grupo Dina and its Subsidiaries to continue as a going concern;

           2.2. Clause (ii) of paragraph 6C(4) of the Agreement is amended and restated in its entirety as follows:

           (ii) The aggregate amount of all Contingent Liabilities (excluding performance bonds not to exceed $180,000,000 relating to an order which may be made by The New Jersey Transit Authority but including the aggregate amount of coach repurchase contracts described in clause (i)) to exceed 100% of Consolidated Net Worth, provided, that the aggregate amount of Contingent Liabilities consisting of (a) Surety Bonds and outstanding undrawn letters of credit for the account of the Company or any Restricted Subsidiary shall not exceed 50% of Consolidated Net Worth and (b) Residual Value Guarantees and the aggregate amount of coach repurchase contracts described in clause (i) hereof shall not exceed 50% of Consolidated Net

        Worth, in each case determined as of the end of the most recently completed fiscal quarter.

         2.3. Clause (iii) of paragraph 6C(5) of the Agreement is amended and restated in its entirety as follows:

         (iii) Investments in addition to those set forth in clauses (i) and
         (ii) (other than Investments in any Person controlling, controlled by or under common control with the Company (other than Restricted Subsidiaries and Investments in Grupo Dina by the Company to the extent such Investments consist of purchases of motor coaches from Grupo Dina for resale in the United States or Canada ("Permitted Grupo Dina Investments"))), so long as (a) the aggregate original cost of such Investments, including, without limitation, Permitted Grupo Dina Investments, does not, at any time, exceed 5% of Consolidated Net
         Worth and (b) the aggregate original cost of such Permitted Grupo Dina Investments does not, at any time, exceed 2.5% of Consolidated Net Worth and all such Permitted Grupo Dina Investments are otherwise permitted by paragraph 6C(7) and

         2.4. Clause (iv) of paragraph 6C(5) of the Agreement is amended by adding immediately after the phrase "Restricted Subsidiary" and before the parenthetical the phrase "and Permitted Grupo Dina Investments."

          2.5. The following is added as a new paragraph 6D:

               6D. ADDITIONAL GUARANTORS. The Company covenants not to permit any Subsidiary to become a guarantor of any of the obligations of the Company under the Bank Credit Facility or any other agreement, document or instrument now or hereafter executed or delivered in connection therewith unless concurrently therewith such Subsidiary provides to the holders of the Notes a guarantee of the obligations of the Company under this Agreement and the Notes pursuant to a written agreement in form and substance satisfactory to the Required Holders.

         2.6. Paragraph 7A of the Agreement is amended by adding the following immediately after clause (13) as a new clause (14):

               (14) any Guarantor shall fail to perform or observe any agreement, term or condition contained in, or otherwise be in default (beyond any applicable grace period) under, any guarantee agreement in favor of the holders of the Notes; or any representation or warranty made by any Guarantor in any such guarantee shall be false in any material respect as of the date when made; or any such guarantee shall fail to be in full force and effect or otherwise shall not be enforceable in accordance with its terms; or any Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any such guarantee to which it is a party;

                            The last sentence of paragraph 7A is also amended by deleting the phrase "(12) to (13)" and inserting in lieu thereof the phrase "(12) to (14)".

                   2.7. Paragraph 10B of the Agreement is amended as follows:

                   (a) The following definition is added immediately after the definition of "Guarantee":

                            "Guarantor" shall mean any Subsidiary that is a
                   party to any guarantee agreement in favor of the holders of the Notes with respect to the Company's obligations under this Agreement and the Notes, including, without limitation, any Subsidiary that becomes a guarantor pursuant to paragraph 6D.

                   (b) The definition of "Priority Debt" in paragraph 10B of the Agreement is amended by adding immediately after "Intercompany Indebtedness" the phrase "and Guarantees of Indebtedness under this Agreement and the Notes and Guarantees of Indebtedness under the Bank Credit Facility".

                   (c) The following definition is added immediately after the definition of "Required Holders":

                            "Residual Value Guaranties" means any agreement
                   entered into by the Company or any of its Subsidiaries to promote the sales of any bus or coach pursuant to which the Company of any of its Subsidiaries is guaranteeing at some future time any minimum value (which may be determined by a formula) of a bus or coach as specified in such agreement, the terms and provisions of which agreement are consistent with the past practices and policies of the Company and its Subsidiaries prior to September _, 1996.

                   (c) The definition of "Significant Subsidiary" in paragraph 10B of the Agreement is amended by adding immediately after the phrase "fiscal year" the phrase ", provided, that for clauses (7) through
          (12), inclusive, of paragraph 7A the term "Significant Subsidiary" shall also mean any Guarantor."

                   3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants as follows: (a) it has all necessary power and authority to execute and deliver this letter; (b) the execution, delivery and performance of this letter have been duly authorized by it; (c) this letter and the Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Company and are enforceable against it in accordance with their terms; (d) the approval, execution, delivery and performance of the terms hereof do not violate any contractual provision to which it is a party or by which it is or its properties are bound or any law applicable to it; (e) all consents, notices, waivers and other actions by or of the Company or any other Person that are necessary in connection with the subject matter of the foregoing consents and amendments have been obtained or taken; and (f) no Default or Event of Default has occurred and is continuing.

          4. CONDITIONS TO EFFECTIVENESS. The effectiveness of the consents and amendments herein is subject to satisfaction of the following conditions (the date upon which such conditions are satisfied being called the "Effective Date"):

          4.1. The undersigned shall have received counterparts to this letter executed by the Company;

          4.2. The undersigned shall have received a Guarantee Agreement (the "Guarantee") in favor of the holders of the Notes, in form and substance satisfactory to the undersigned, duly executed by each Subsidiary that is executing a guarantee pursuant to the Credit Agreement referred to below (collectively, the "Guarantors"), and the Guarantee shall be in full force and effect;

          4.3. The undersigned shall have received a favorable opinion of Latham & Watkins, special counsel to the Guarantors, in form and substance satisfactory to the undersigned, as to the Guarantee;

          4.4. The undersigned shall have received a copy of the Credit Agreement among the Company, the First National Bank of Chicago, NBD Bank, N.A. and the other parties thereto (the "Credit Agreement"), in form and substance satisfactory to the undersigned, duly executed by each party thereto, and the Credit Agreement shall be in full force and effect;

          4.5. The holders of the Notes and the lenders that are parties to the Credit Agreement shall have entered into an Intercreditor Agreement, in form and substance satisfactory to the undersigned, and such Intercreditor Agreement shall be in full force and effect;

          4.6. The undersigned shall have received copies of duly executed agreements, in substance identical to this letter agreement, from holders of the Notes that together with the undersigned would constitute the Required Holders, and all conditions to the effectiveness of such agreements shall have been satisfied.

          4.7. The representations and warranties of the Company contained in
  Section 3 hereof and of the Guarantors in the Guarantee shall be true on and as of the Effective Date, after giving effect to the amendments and other transactions contemplated by this Agreement; and after giving effect to such amendments and other transactions there shall exist no Default or Event of Default.

          4.8. The Company shall have paid to the undersigned a $17,143 amendment fee.

          4. 9. The Company shall have paid such fees and expenses of special counsel to the holders of the Notes in connection with the transactions contemplated hereby as holders of the Notes shall have requested be paid on or prior to the Effective Date.

          4.10. The transactions contemplated by this letter shall not violate any applicable law or governmental regulation and shall not subject the undersigned to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and the undersigned shall have received such certificates or other evidence as may be requested to establish compliance with this condition.

          4.11. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this letter shall be reasonably satisfactory in form and substance to undersigned and its counsel, and the undersigned shall have received all information and copies of all documents and papers, including records of corporate and governmental proceedings, which the undersigned may reasonably have requested in connection therewith, such documents and papers when appropriate to be certified by proper corporate or governmental authorities.

          5.    MISCELLANEOUS.

          5.1. Upon the Effective Date, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby and each reference to the Agreement in the Notes shall mean and be a reference to the Agreement, as amended hereby.

          5.2. This letter shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal law of the State of New York.

          5.3. Except as specifically amended above, the Agreement and the Notes shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter shall not, except as expressly provided herein, operate as an amendment to any provision of the Agreement nor a waiver of any right, power or remedy of any holder of a Note, nor constitute a waiver of, or consent to any departure from, any provision of the Agreement or any Note.

          5.4. This letter may be executed by one or more of the parties to this letter on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.



                          (signature pages to follow)

        Please acknowledge the foregoing and your agreement thereto by signing this letter agreement where indicated below.

                                          Very truly yours,

                                          THE TRAVELERS INSURANCE COMPANY

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------

Accepted and Agreed to
as of the date written above:

TRANSPORTATION MANUFACTURING OPERATIONS, INC.

By: /s/ illegible
   -------------------------------
Title: Senior Vice President